Exhibit 99.1

Transcript of Advanced Photonix Inc.’s January 29, 2014 Mid-Quarter Update Call

Good day everyone and welcome to Advanced Photonix’s mid quarter business update. Before we get started, I want to remind listeners that this call will contain forward-looking statements, which involve known and unknown risks and uncertainties about the Company’s business and the economy and other factors that may cause actual results to differ materially different from our expected achievements and anticipated results, including unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; problems with the integration of acquired companies and technology and possible inability to achieve expected synergies; and limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company.   Please see our press release of today and our periodic reports filed with the Securities Exchange Commission for a fuller statement of such risk factors.

Given these uncertainties, listeners are cautioned not to place undue reliance on any forward-looking statements contained in this conference call.

During our last earnings call, we informed everyone that we would increase our communications with shareholders and this mid-quarter call is one of those tools which we will be using.  We are updating you a little later than we had originally planned due to the holidays and the severe weather we have been experiencing, which caused a facility shut down in Ann Arbor last week.  . Since this is a mid quarter business update and we will be holding our earnings call on Feb. 10th, we will not be taking questions at the end of this call.  We will file an 8K with the transcript of the call to fulfill the disclosure requirements under Regulation FD.

I would first like to touch upon some of the operational changes that have taken place during the past quarter. During our last Board meeting the decision was made that given our success in establishing an off shore relationship with a contract manufacturer and wafer supplier, we could move to a fabless model for the majority of our products in the Optosolutions product platform. This gives us the ability to repurpose the space in Ann Arbor for expansion of our Terahertz manufacturing area to meet market demand we are projecting for FY15 and beyond. In addition, outsourcing our Si wafer fabrication will significantly lower our   cost since we will utilize a low cost Asian based supplier that fabricates on larger wafers than we do today.   We also plan to outsource the micro-fabrication of our high volume APD and PIN photodiode arrays in our HSOR product platform to a domestic source to service the rapidly growing fiber-to-the-home and enterprise product offerings.   We will utilize our MBE growth capability and in-house micro-fabrication for HSOR and THz product development and lower volume production.  We believe these changes should lower our costs and allow us to compete effectively in the mid to higher volume markets that we are poised to enter late this calendar year with our APD and PIN array products.

With the new China off-shore contract manufacturing relationship for the Optosolutions product platform, we have a smaller manufacturing footprint requirement for our California facility. As a result we are now looking for a smaller facility to reduce costs while maintaining our domestic product development and military manufacturing capacity.  The timing of our reduced facility requirement in California is perfect, as our lease is up for renewal this year.

We continue to see some headwinds or delays in our Optosolutions military and Terahertz contract revenues from both the sequestration and government shut down. The contract delays have been especially felt, as commercialization for one major program was delayed four months from our original projections.  This coupled with a customer delay in a new product roll-out is causing us to have to push out those orders into the next fiscal year.  This will reduce some of our projected year over year revenue growth although this may be offset from the increased demand in 100G products being driven by China Telecom and others. This uptick in demand for 100G optical transport equipment was projected by both the Dell’Oro Group and Lightcounting LLC in their new reports release this month.  We will discuss this more during our earnings call on February 10th.

Our HSOR product platform is still on track to release our new10G APD ROSA product in FY 15 and to begin sampling customers by end of our FY14 4th quarter.  In addition, we are leverage our APD technology to develop an APD die targeted at the Fiber to the home market and expect samples in our second quarter of FY15. The Fiber to the home (FTTx) market is a high volume market that leverages our IP and our outsourced domestic fabrication supplier’s capabilities to address China centric FTTx markets

With the shutting down of the wafer fabrication operation in Ann Arbor for the Optosolutions product platform, we will have a one-time accelerated depreciation charge this quarter.  This will result in a non-cash charge to the P&L statement. As we previous announced we continue to investigating strategic alternatives to provide financial resources to support our future growth

We are in process of completing our new Website to improve the marketing of our products and the branding of the company as a test and measurement leader using photonics. We are release our new website during the Photonics West show.   The new website will highlight all three product platforms including a completely revamped Terahertz section featuring our entire suite of products and markets served. After the K Show we found that we needed to expand our marketing effort, to the end customers and the value added reseller or integrator network. We have begun work in many new markets including pipe extrusion, tire and the aerospace markets.

We are very excited about the coming year for both our Telecommunication and Terahertz product platforms. We are working on new product developments to further lower the cost of a Terahertz solution, thereby allowing us to accelerate market adoption, compete more effectively against older technology, expand our addressable markets and encourage additions to our Value Added Reseller channel.

Please join us for our 3rd quarter earnings call to find out more, on Feb. 10, 2014